Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2005 and the unaudited pro forma condensed combined statement of income for the year ended December 31, 2005 are based on the historical financial statements of Natus Medical Incorporated (“Natus”, the “Company”), and Bio-logic Systems Corp. (“Bio-logic”) after giving effect to the acquisition of Bio-logic by Natus using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

Natus and Bio-logic have different fiscal year ends. Accordingly, the unaudited pro forma condensed combined balance sheet combines the historical condensed consolidated balance sheet of Natus as of December 31, 2005 with the historical condensed consolidated balance sheet of Bio-logic as of December 31, 2005, giving effect to the acquisition as if it had occurred on December 31, 2005. The unaudited pro forma condensed combined statement of income combines the historical consolidated statement of income of Natus for the year ended December 31, 2005, with the historical monthly, consolidated statements of income of Bio-logic for the twelve calendar months ended December 31, 2005, giving effect to the acquisition as though it had occurred on January 1, 2005.

The acquisition has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets of Bio-logic acquired in connection with the acquisition, based on their estimated fair values. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. The allocation of the estimated purchase price is preliminary pending finalization of various estimates and analyses.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the condensed consolidated financial position or results of operations in future periods or the results that actually would have been realized had Natus and Bio-logic been a combined company during the specified periods. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements of Natus included in its Annual Report on Form 10-K for the year ended December 31, 2005. In addition, the unaudited proforma condensed combined financial statements, including the notes thereto, are based on the historical consolidated financial statements of Bio-logic for the year ended February 28, 2005 and for the nine months ended November 30, 2005, which are included in Exhibits 99.1 and 99.2, respectively, to this Form

8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

OF NATUS AND BIO-LOGIC

As of December 31, 2005

(in thousands)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Natus	Bio-logic
ASSETS

Current assets:
Cash and equivalents	$40,046	$15,449	$(56,995	) b	$8,500
	—	—	10,000	a

Short-term investments	12,163	—	(11,810	) b	353
Accounts receivable, net	8,460	4,609	—		13,069
Inventories	3,482	2,751	—		6,233
Deferred income taxes	—	1,204	—		1,204
Prepaid expenses and other current assets	1,041	170	(625	) c	586

Total current assets	65,192	24,183	(59,430)		29,945

Property and equipment, net	2,116	2,033	3,500	e	7,649
Deposits and other assets	78	227	—		305
Intangible assets	6,174	2,579	(2,579	) f	29,974
	—	—	23,800	g

Goodwill	3,836	—	18,359	i	22,195

Total assets	$77,396	$29,022	$(16,350)		$90,068

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Accounts payable	$1,817	$1,088	$—		$2,905
Accrued liabilities	5,441	2,413	3,000	d	10,854
Deferred revenues	439	1,102	—		1,541

Total current liabilities	7,697	4,603	3,000		15,300

Long-term debt	—	33	10,000	a	10,033
Deferred tax	734	175	761	h	1,670

Total liabilities	8,431	4,811	13,761		27,003

Stockholders' equity:
Common stock	99,634	67	(67	) k	99,634
Additional paid-in capital	—	5,940	(5,940	) k	—
Accumulated deficit/retained earnings	(30,750)	18,438	(18,438	) k	(36,650)
	—	—	(5,900	) j

Deferred compensation expense	—	(234)	234	k	—
Accumulated other comprehensive income	81	—	—		81

Total stockholders' equity	68,965	24,211	(30,111)		63,065

Total liabilities and stockholders' equity	$77,396	$29,022	$(16,350)		$90,068

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

are an integral part of these financial statements.

Memo:

a	To record the Wells Fargo senior credit facility
b	To record the purchase cost of $68,805
c	To record direct costs of the acquisition
d	To record Bio-logic's change of control costs
e	To record the fair value of real estate owned by Bio-logic
f	To eliminate Bio-logic's historical intangible assets
g	To record the fair value of Bio-logic's identifiable intangible assets
h	To record deferred taxes associated with Bio-logic's identifiable intangible assets
i	To record goodwill
j	To record the effect of the write off of in-process research and development
k	To eliminate Bio-logic's equity

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

OF NATUS AND BIO-LOGIC

For the Year Ended December 31, 2005

(in thousands, except per share amounts)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Natus	Bio-logic
Revenue	$43,045	$32,254	$—		$75,299
Cost of revenue	16,092	11,157	(524	) l	27,226
	—	—	501	n	—

Gross profit	26,953	21,097	23		48,073

Operating expenses:
Marketing and selling	11,396	10,595	—		21,991
Research and development	4,318	4,530	1,095	n	9,943
General and administrative	5,806	4,703	(43	) m	10,466

Total operating expense	21,520	19,828	1,052		42,400

Income/(Loss) from operations	5,433	1,269	(1,029)		5,673
Other income and expense, net	1,228	425	—		1,653

Income before provision for income tax	6,661	1,694	(1,029)		7,326
Provision for income tax expense (benefit)	509	506	(406	) o	609

Net income	$6,152	$1,188	$(623)		$6,717

Earnings per share:
Basic	$0.35				$0.39
Diluted	$0.33				$0.36
Weighted average shares used in the calculation of net income per share:
Basic	17,429				17,429
Diluted	18,693				18,693

The accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

are an integral part of these financial statements.

Memo:

l	To eliminate Bio-logic's historical amortization of developed technology
m	To eliminate Bio-logic's historical write off of deferred stock-based compensation
n	To amortize acquired identified intangible assets
o	To adjust the tax provision to reflect the effect of the pro forma adjustments
p	See additional explanatory footnote relating to expected expense reductions related to an integration plan

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1 - Basis of Presentation

On January 5, 2006, Natus completed its acquisition of Bio-logic whereby Bio-logic became a wholly owned subsidiary of Natus in a transaction accounted for using the purchase method. Pursuant to the terms of the Agreement and Plan of Merger, each outstanding share of Bio-logic common stock was converted into the right to receive $8.77 in cash. Additionally, each outstanding option to acquire Bio-logic common stock was cancelled, with the holder of the option receiving, for each share covered by the option, an amount equal to the excess (if any) of $8.77 over the exercise price per share of the option.

The preliminary estimated total purchase price of the acquisition is as follows (in thousands):

Cash paid for outstanding stock and options	$68,805
Direct transaction costs	625

Total preliminary estimated purchase cost	$69,430

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to the net tangible and intangible assets of Bio-logic based on their estimated fair values as of January 5, 2006. Management has allocated the preliminary estimated purchase price based on preliminary estimates based on various factors as described in the introduction to these unaudited pro forma condensed combined financial statements. The allocation of the purchase price is preliminary, pending the completion of various analyses and the finalization of estimates. The allocation of the preliminary purchase price, and estimated useful lives and first year amortization on an annualized basis associated with the amortizable identifiable intangible assets, is as follows (in thousands):

	Amount	Annualized First Year Amortization	Estimated Useful Life
Net tangible assets	$22,132	$—
Identifiable intangible assets:
Core technology	17,100	1,095	5 - 20 years
Developed technology	4,200	501	10 years
Tradenames	2,500	—	Indefinite
Goodwill	18,359	—	n/a
Net deferred tax liability	(761)	—	n/a
In-process research and development	5,900	—	n/a

Totals	$69,430	$1,700

Net tangible assets. A preliminary estimate of $22.1 million has been allocated to net tangible assets, including $15.4 million of cash acquired and approximately $5.5 million of real estate for which approximately $2.8 million is currently subject to a contingent sales contract. The Company has not completed its analysis of the fair market value of other tangible assets acquired and any adjustment to the fair market value will be offset by a corresponding adjustment to goodwill.

Identifiable intangible assets. Acquired identifiable intangible assets include core technology, developed technology, and tradenames. Core technology represents a combination of Bio-logic processes, patents, and trade secrets developed through years of experience in design and development of their products, which will be amortized on a graded basis over periods from 5 to 20 years. Developed technology relates to Bio-logic’s products across all of their product lines that have reached technological feasibility, which will be amortized on a graded basis over 10 years. Tradenames relates to the Bio-logic tradename and the tradenames of specific product lines; they have an indefinite life and will not be amortized.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

Goodwill. Approximately $18.4 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that management of the Company determines that the value of goodwill has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

Net Deferred Tax Liability. A preliminary estimate of $761,000 has been allocated to a long-term deferred tax liability, which primarily results from the tradenames that have indefinite lives as well as adjustments to other items associated with net deferred tax liabilities. This amount is offset by an increase in goodwill.

In addition, the preliminary valuation of amortizable identified intangible assets will result in an approximate $8.7 million long-term deferred tax liability that will be offset by the reversal of the historical valuation allowance associated with deferred tax assets of Natus.

In-process research and development. A preliminary estimate of $5.9 million has been allocated to in-process research and development and will be charged to expense in the quarter ending March 31, 2006. Due to its non-recurring nature, the in-process research and development expense has been excluded from the unaudited pro forma condensed combined statements of income.

Bio-logic is currently developing new products in several product areas that qualify as in-process research and development. Projects that qualify as in-process research and development represent those that have not yet reached technological feasibility. Technological feasibility is defined as being equivalent to completion of a beta-phase working prototype in which there is no remaining risk relating to the development. The Company believes there is a risk that these development efforts and enhancements will not achieve technological feasibility, or if they do, may not be competitive with other products using alternative technologies that offer comparable functionality.

The value assigned to in-process research and development was determined by considering the importance of each project to the overall development plan, estimating costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from the projects when completed, and discounting the net cash flows to their present value. The revenue estimates used to value the purchased in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by Bio-logic and its competitors.

The estimates used in valuing in-process research and development were based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable. Assumptions may be incomplete or inaccurate, and unanticipated events and circumstances may occur. Accordingly, actual results may vary from these estimates.

2 - Pro Forma Adjustments

Pro forma adjustments are described on the face of the respective financial statements.

Pro forma adjustments are necessary to reflect the estimated purchase price, the estimated value of acquired identified intangible assets, goodwill, the amortization expense related to the estimated amortizable intangible assets and deferred stock-based compensation, and the income tax effect related to the pro forma adjustments based on statutory rates in effect in the United States.

There were no intercompany balances or transactions between Natus and Bio-logic as of the dates and for the periods of these pro forma condensed combined financial statements.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Natus and Bio-logic filed consolidated income tax returns during the periods presented.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

3 – Integration Plan

As more fully described in a Current Report on Form 8-K filed with the Securities and Exchange Commission by Natus on January 12, 2006, Natus initiated an Integration Plan (the “Plan”) subsequent to the acquisition, pursuant to which the Company announced it would be reducing the size of its combined workforce by approximately 23 employees, representing approximately 10% of the combined workforce of Natus and Bio-logic. The Company expects that total employee severance costs related to the staff reductions will be approximately $3.0 million, including costs related to change of control provisions in the employment contracts of the chief executive officer, chief operating officer, and two vice-presidents of Bio-logic totaling approximately $2.7 million. Such amount has been recorded as a liability on the balance sheet as of December 31, 2005.

Other than costs associated with the Plan mentioned above, the unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities that may result from further integration activities, as management is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities may ultimately be recorded related to integration activities, including additional costs related to the Plan. Any such adjustments to liabilities will be recorded as an adjustment to the purchase price and a corresponding offsetting adjustment to goodwill.

Although not reflected in the pro forma adjustments, the Company believes that on an annual basis the Plan will result in a reduction of personnel-related costs of approximately $3.2 million. The Company also believes that it will benefit from other synergies of the acquisition that should result in an additional annual reduction of non-personnel-related operating expenses of approximately $1.0 million.

4 - Pro Forma Net Income Per Share

The Company computes net income per share in accordance with SFAS No. 128, Earnings per Share. Basic net income per share is based upon the weighted average number of common shares outstanding during the year ended December 31, 2005. Diluted net income per share is based upon the weighted average number of common shares outstanding and dilutive common stock equivalents outstanding during the same period. Common stock equivalents are shares underlying options under the Company’s stock option plans and are calculated using the treasury stock method.